Exhibit 1

TALISMAN ENERGY INC. Suite 3400, 888 - 3rd Street S.W. Calgary, Alberta T2P 5C5 Christine D. Lee, Assistant Secretary Tel: (403)237-1184 Fax: (403)231-3633 File No.: 7-3-2-2-8-11
March 14, 2005 Alberta Securities Commission 4th Floor, 300 Fifth Avenue S.W. Calgary, Alberta T2P 3C4

Dear Sirs/Madams:

Re:

TALISMAN ENERGY INC. (the “Company”)
Part 12 of NI 51-102 – Material Contracts

In accordance with Part 12 of NI 51-102 we enclose the following documents for filing which affect the rights of security holders:

1.

Articles of Amalgamation of the Company dated May 18, 2004;

2.

By-Laws of the Company dated May 6, 2003;

3.

Shareholder Rights Plan of the Company dated May 1, 2002;

4.

Trust Indenture between the Company and Computershare Trust Company of Canada ("Computershare") formerly Montreal Trust Company of Canada ("Montreal Trust") dated November 24, 1997, supplemented April 6, 2000, January 23, 2002 and March 7, 2002;

5.

US Trust Indenture between the Company and Computershare (formerly Montreal Trust) dated May 9, 1995, supplemented June 14, 1995, supplemented January 23, 2002;

6.

US Trust Indenture between the Company and Computershare (formerly Montreal Trust) dated September 26, 1997, supplemented October 21, 1997, supplemented January 23, 2002; and

7.

Trust Deed between the Company and JP Morgan Chase Bank, London Branch dated April 5, 2002.

Yours truly,

TALISMAN ENERGY INC.

“Christine D. Lee”

CHRISTINE D. LEE